EXHIBIT 5.1

                                                      VINSON & ELKINS L.L.P.
                                                      3700 TRAMMELL CROW CENTER
                                                      2001 ROSS AVENUE
                                                      DALLAS, TEXAS  75201-2975
                                                      TELEPHONE (214) 220-7700
                                                      FAX (214) 220-7716
                                                      www.velaw.com

August 9, 2006

Pioneer Natural Resources Company
5205 North O'Connor Boulevard
Suite 200
Irving, Texas  75039

Ladies and Gentlemen:

     We have acted as counsel for Pioneer Natural Resources Company, a Delaware corporation (the "Company"), in connection with the Company's registration under the Securities Act of 1933, as amended (the "Act") of $25,000,000 of deferred compensation obligations of the Company to pay participants in the Pioneer Natural Resources Company Executive Deferred Compensation Plan (the "Plan") certain salary, bonus and other compensation, the receipt of which the participants have elected to defer under the Plan (the "Deferred Compensation Obligations"), pursuant to the Company's registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on August 10, 2006.

     In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the amended and restated certificate of incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the amended and restated bylaws of the Company, and (iv) certain resolutions adopted by the board of directors of the Company.

     We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents.

     Based solely upon and subject to the foregoing, it is our opinion that the Deferred Compensation Obligations, when established pursuant to the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan.

     This opinion is limited in all respects to the laws of the States of Texas and Delaware and the federal laws of the United States of America, and we do not express any opinion as to the laws of any other jurisdiction.

     This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                         Very truly yours,

                                         /s/ Vinson & Elkins L.L.P.



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